Exhibit 21.1

Subsidiaries of NuvOx Therapeutics, Inc.

The following table sets forth the name and jurisdiction of incorporation of our significant subsidiary as of the date hereof.

Name of Subsidiary	Jurisdiction of Incorporation
NuvOx Pharma LLC	Arizona